Exhibit 10.1

STOCK PURCHASE AGREEMENT

This agreement is entered into the 17th day of December, 2010 LONG LANE CAPITAL, INC., a Washington corporation and GREGORY M. WILSON, (herein, collectively “SELLING SHAREHOLDERS“) and SELVA RESOURCES CORP., (herein, ”PURCHASER“). PURCHASER desires to enter into a business transaction whereby PURCHASER will purchase shares of Silver Hill Mines, Inc., a Nevada corporation, (herein, “SILVER HILL”) from the SELLING SHAREHOLDERS, as set forth below.

For good and valuable consideration, receipt of which is acknowledged, the parties agree, represent and warrant the following:

A.

Agreement:

SECTION 1.  Purchase Price  Allocation of  Shares Purchased from the SELLING SHAREHOLDERS.

PURCHASER offers to purchase from the SELLING SHAREHOLDERS  and the  SELLING   SHAREHOLDERS agree to sell to PURCHASER,  12,907,250 common shares  and 10,000,000 Preferred Shares for Three Hundred Fifty Thousand (US$350,000)  (the “Purchase Price”) as follows:

From Gregory M. Wilson:. Ten Million (10,000,000) SILVER HILL Series “A” Preferred shares (Series "A" Preferred Shares") for  ($100,000) Dollars.

From Long Lane Capital, Inc.:  Twelve Million Nine Hundred Seven Thousand Two Hundred Fifty (12,907,250) SILVER HILL common shares (the "Common Shares") for Three Hundred Twenty-one Thousand Four Hundred Fifty ($250,000) Dollars.

SECTION 2.  Purchase Price Terms and Condition.  The Purchase Price is payable $50,000 down as non-refundable earnest money upon execution of the Letter of Intent, $150,000 payable upon closing.  The balance of the purchase price payable to Long Lane Capital, Inc. on an installment note (Exhibit “A”)  secured by all of the Series “A” Preferred Shares (Exhibit “B”) payable in two equal installments of $50,000 December 1, 2010 and $50,000 on January 1, 2011. The unpaid balance will bear interest at the rate 4.75% A.P.R.

SECTION 3.  Security Interest.   The unpaid balance evidenced on a Promissory Note will be secured by a pledge of the Series “A” Preferred Shares pursuant to Pledge Agreement.  Matthew C. Maza will act as escrow agent for the pledged shares and administer the collection and disposition of the Promissory Note.

SECTION 4.  Stock Warrant and Option.   Long Lane Capital, Inc. will have the option  to convert all, or a portion, of the January 1, 2011 $50,000 installment payment to 4.99% of the fully diluted, post acquisition, post-reverse split issued and outstanding capital stock.  Additionally, Gregory M. Wilson be granted a common stock  purchase warrant  in an amount equal to a  Two (2.0%) of the fully diluted, post acquisition, post-reverse split issued and outstanding capital stock.  The Two (2.0%) warrant shares will be issued at a valuation of par value pursuant to an exemption afforded by Section 4(2) of the Securities Act of 1933, as amended.  The grant and option will be evidenced by separate agreement attached as Exhibit “C”.

B.

Representations, Warranties Covenants, Obligations:

SELLING SHAREHOLDERS represent and warrant to PURCHASER as of the date hereof and as of the Closing Date:

SECTION 1.  Ownership of SELLING SHAREHOLDERS.  The SELLING SHAREHOLDERS represent that:

i.

the 12,907,250 common stock shares represent 25.9% of the 49,918,961 common shares of Silver Hill currently issued and outstanding and that this is all the Common Shares that Selling Shareholders or its affiliates own;

ii.

the 10,000,000 Series "A" preferred shares represent 100% of the 10,000,000 Series "A" Preferred Shares of Silver Hill currently issued and outstanding and that this is all the preferred stock shares that Selling Shareholder or affiliates own;

iii.

and based upon the Series "A" preferred stock designation, the Series "A" Preferred Shares have twenty (20) votes per share at any meeting of the shareholders where votes are submitted;  and the preferred and the common shares together represent voting control of Silver Hill.

SECTION 2.  Reserved.

SECTION 3.  Authority of SELLING SHAREHOLDERS to Sell Shares. The SELLING SHAREHOLDERS shares are free and clear of all liens, charges, demands, community property interests, adverse claims or other restrictions on the exercise of any of the attributes of ownership with the exception of restrictions imposed by applicable federal and state corporate and securities laws.  There are no contracts, arrangements, commitments or restrictions relating to the sale, transfer or purchase of the Shares, except as outlined in this Agreement.

SECTION 4.  Enforceability of Agreement Against the SELLING SHAREHOLDERS.  The SELLING SHAREHOLDERS have all necessary power and authority to enter into this Agreement and the Related Documents to which they are parties, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Related Document to which the SELLING SHAREHOLDERS are parties will be, duly executed and delivered by the SELLING SHAREHOLDERS.  Such execution and delivery, and the performance by the SELLING SHAREHOLDERS of this Agreement and such Related Documents, and all transactions contemplated hereby and thereby, have been duly and validly authorized by any necessary corporate actions on the part of the SELLING SHAREHOLDERS.  This Agreement constitutes, and each Related Document to which the SELLING SHAREHOLDERS are parties will constitute, the legal, valid and binding obligations of the SELLING SHAREHOLDERS, enforceable against each in accordance with the respective terms, except as the same may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity.

SECTION 5.  Shares.  The shares, when transferred by the SELLING SHAREHOLDERS to the PURCHASER will be free and clear of all liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership, with the exception of restrictions imposed by applicable federal and state corporate and securities laws.

SECTION 6.  No Conflict.  To the best knowledge, the execution and delivery by the SELLING SHAREHOLDERS of this Agreement and each Related Document to which they are parties will not:

i.

Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of the Company;

ii.

Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Company;

iii.

Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

iv.

Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to the Company=s business, or require the payment of any fees, taxes or assessments, pursuant to any federal, state or local program relating to minority-owned businesses.

SECTION 7.  Consents, Approvals and Notifications.  To the best knowledge of the SELLING SHAREHOLDERS, the execution and delivery by the them does not, and the performance by the SELLING SHAREHOLDERS of this Agreement and such Related Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person.

SECTION  8.  Litigation.  There is no claim, action, investigation, arbitration or proceeding pending or, threatened against the SELLING SHAREHOLDERS of any kind whatsoever, or against or relating to any of the assets or the ability of their to perform their obligations hereunder, before any arbitrator, judge, court or governmental authority.  The SELLING SHAREHOLDERS are not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

SECTION 9.

No Debt or Liabilities.  Upon closing, there shall be no debt or liabilities in SILVER HILL.

SECTION 10. Contracts.   There are no material agreements and contracts in effect on the date of this Agreement to which the SELLING SHAREHOLDER’S are a party in connection with the business operations or by which any of the Company=s properties or assets relating to the operation are bound.   There are no contracts in formation or which are capable of subsequent formation as a result of future satisfied conditions.

C.

Conditions to Closing

SECTION 1  Escrow Agent.  Matthew C. Maza, Attorney at Law, will act as the escrow agent administering the closing of this Stock Sale Agreement under the terms and conditions of the Irrevocable Joint Escrow Instructions attached as Exhibit “D” hereto.  The Closing shall occur at the offices of the Escrow Agent on the first date on which all of the conditions set forth below have been satisfied.

SECTION 2  Conditions to Obligations of the SELLING SHAREHOLDERS.  The obligations of the SELLING SHAREHOLDERS to consummate the sale of the shares will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the PURCHASER without waiver of any other rights or remedies which the Company may have under this Agreement:

i.  No Order, Decree, Injunction or Adverse Enactments.  SILVER HILL will not be subject on the Closing Date to any order, decree or injunction of a Governmental Authority and no law will have been enacted, promulgated or issued, which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

ii.  No Litigation.  There will not be pending on the Closing Date any lawsuit, claim or legal action involving the SILVER HILL which might materially and adversely affect the transactions contemplated by this Agreement.

iii.  SILVER HILL Closing Documents.  At the Closing, SILVER HILL will have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible:  (1) the Change in Control Agreement with attached Exhibits signed by the Company's President, (2) Certified copy of the Unanimous Consent of the Board of Directors tendering board resignation of Steve Bergstrom and nominating the

PURCHASER'S  Lisa Logan to fill board vacancy  and nominating her as President, effective at closing, and (3) the resignation of Steve Bergstrom from all executive positions effective at closing.

iv.  The SELLING SHAREHOLDERS’s Closing Documents  At the Closing, the SELLING SHAREHOLDERS will have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible: (1) this Stock Purchase Agreement with attached Exhibits signed by the SELLING SHAREHOLDERS, (2)  the SILVER HILL stock certificates representing the 12,907,250 common shares and 10,000,000 Series “A” Preferred shares along with irrevocable stock powers signed and Medallion guaranteed and (3) Wilson’s  and Long Lane Capital’s release of liability for all amounts payable by SILVER HILL or LONG LANE CAPITAL, INC., including liability for accrued interest.

v.  Other Actions.  All other documents required to have been delivered by the SILVER HILL and the SELLING SHAREHOLDERS, and all actions required to have been taken by the SILVER HILL and the SELLING SHAREHOLDERS, at or prior to the Closing, will have been delivered or taken in all material respects.

vi.  OTC Electronic Bulletin Board.  On the date of closing, the SILVER HILL’S common shares will continue to be available for quotation on the Over-the-Counter Electronic Bulletin Board.

SECTION 3  Conditions to Obligations of PURCHASER.  The obligations of the PURCHASER to consummate the purchase of the shares contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the SELLING SHAREHOLDERS without waiver of any other rights or remedies which the SELLING SHAREHOLDERS may have under this Agreement.

i.

Deposit the Purchase Price.  PURCHASER will pay the purchase price of Three Hundred Fifty Thousand ($350,000) U.S. Dollars for the shares as set forth in this agreement, as follows:

(1)

Purchaser will have paid the $50,000 non-refundable deposit to Long Lane Capital, Inc.;

(2)

Purchaser will deposit the sum of $200,000 with the Escrow Agent;

(3)

Purchaser will have executed and delivered original copies of the Promissory  Note and Security Agreement with the Escrow Agent; and

(4)

Purchaser will have executed and delivered manually signed originals of the Contingent Common Stock Purchase Warrant Agreement.

ii.

 Closing Documents.  At the Closing, PURCHASER will have executed and/or delivered to the Escrow Agent manually signed originals of the Related Documents to which it is a party or for which it is responsible.

iii.

Other Actions.  All other documents required to have been delivered by PURCHASER, and all actions required to have been taken by PURCHASER, at or prior to the Closing, will have been delivered or taken in all material respects.

iv.

Closing.   The closing date will be December 17, 2010.  On the closing date, the Escrow Agent will take the following actions, on, or before 12:00 o’clock P.M. Pacific Standard Time:

(1)

Wire transfer the sum of $200,000.00 to the account of Long Lane Capital, Inc. as instructed by its authorized officer.

(2)

Deposit for next day delivery to Gregory M. Wilson, originally and manually signed copies of the Promissory Note, the Security Agreement, Stock Grant and Option Agreement, and copies of the Stock Purchase Agreement and the Change in Control Agreement.

D.

General Provisions.

SECTION 1

Headings and Interpretation.  The headings used in this Agreement are for reference purposes only and will not affect the meaning or interpretation of any term or provision of this Agreement.

SECTION 2

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

SECTION 3

Entire Agreement.  This Agreement and the Related Documents represent the entire understanding of the parties with reference to the matters set forth herein and therein.  This Agreement and the Related Documents supersede all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

SECTION 4  Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

SECTION 5  Applicable Law; Jurisdiction and Venue.  This Agreement will be governed by the substantive laws of the State of Washington, the courts of Washington and venue Spokane County, without regard to its conflict of laws provisions.

SECTION 6  Counterparts and Facsimile Transmission Copies of Originals.  This Agreement may be executed in several original or facsimile copy  counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

Facsimile transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

SECTION 7  Further Assurances, Additional Documents, Etc.  The Company and the SELLING SHAREHOLDERS will do any further acts and sign and deliver to PURCHASER or its designated agents, any additional assurances and instruments that the PURCHASER may require to more completely assure to the PURCHASER rights under this Agreement.

SECTION 8.  Termination.  Unless extended by written consent of all parties, this agreement shall terminate and have no further force or effect if the closing hereunder shall not have occurred on, or before December 30, 2010.  The $50,000 non-refundable deposit will be considered forfeited as liquidated damages.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Stock Purchase Agreement as of the date first written above.

SELLERS:

LONG LANE CAPITAL, INC.

/s/ Gregory Wilson

/s/ Gregory Wilson

By:  Gregory M. Wilson

Gregory M. Wilson, Individually

Title:  President

PURCHASER:

SELVA RESOURCES CORP.

/s/ Lisa Logan

By: Lisa Logan

Title: Vice President and Director

Exhibits

Exhibit “A” -  Promissory Note

Exhibit “B” -  Pledge Agreement

Exhibit “C” -  Contingent Common Stock Purchase Warrant

Exhibit “D” -  Joint Irrevocable Escrow Instructions